EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 26, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2008. We consent to the incorporation by reference of said reports in the Registration Statement of Acacia Research Corporation on Form S-8 related to the 2002 Acacia Technologies Stock Incentive Plan and the 2007 Acacia Technologies Stock Incentive Plan to be filed on or about February 27, 2009.

/s/ Grant Thornton LLP

Grant Thornton LLP
Irvine, California
February 26, 2009